Corporate
1275 Peachtree Street, 6th Floor, Atlanta, Georgia 30309
Office: 404-888-5800 HR Facsimile: 404-888-5994
www.logisticare.com

April 7, 2020

Dear Kenny,

It gives me great pleasure to offer you a position with LogistiCare. In addition to confirming our offer, this letter will detail the terms and conditions of your employment and outline the current major features of LogistiCare's compensation and benefit plans and practices. All offers of employment are contingent upon the completion of any required pre-employment screening and your ability to establish your identity and authorization to work in the United States. Please be sure to bring work authorization documentation with you on your first day of employment to complete the form I9.

Assumption of Duties: Your start date will be May 4, 2020 for you to assume the position of Chief Operating Officer. You will report to Dan Greenleaf, Chief Executive Officer.

Base Salary: Your initial base salary will be $500,000.00 payable in bi-weekly installments, less applicable taxes and deductions.

Short-Term Incentive Bonus: You are eligible to participate in a short-term incentive bonus program in 2020 with a target of 80% of your base salary that is pro-rated based on your start date. Bonus consideration is based on individual and organizational performance. Bonuses are typically payable 1st quarter following the performance year. If your employment is terminated by the company for any reason other than cause, as defined below, you will be eligible to receive any earned (based on company performance) but unpaid bonus pro-rated based on length of service in the performance year. The bonus will be paid when all other bonuses are paid, which is typically the end of 1st quarter following the performance year.

Sign-On Bonus: As a bonus to your agreement to begin employment, you will receive $115,000 in cash, with $57,500 payable to you within one week of your start date and $57,500 payable to you on November 30, 2020 if you remain actively employed.

Long Term Incentive: In connection with your position and the long-term incentive program (LTIP) for calendar year 2020, you will receive an equity grant award equivalent to 100% of your base pay, comprised of 50% restricted stock units (RSUs) and 50% options. This grant is pursuant to, and subject in all respects to the terms and conditions contained in, the Company’s 2006 Long-Term Incentive Plan as amended in 2016 and an applicable award agreement. You will be eligible for future LTIP grants in which other executives of LogistiCare-Circulation participate under the terms and conditions (including an applicable award agreement), and at a grant date, approved by the Board’s Compensation Committee.

Sign-On Grant: In addition to your long-term incentive program grant noted above, you will also receive an equity grant award as a sign-on bonus of restricted stock units (RSUs) valued at $106,000.00.

Executive Non-Qualified Deferred Compensation Plan: You are also eligible to participate in the Executive Non-Qualified Deferred Compensation plan. The next open enrollment will be in December 2020 for a January 1, 2021 effective date. You may elect to defer up to 10% of your salary and/or 100% of your annual discretionary bonus.

Severance: Should you be asked to leave LogistiCare-Circulation for any reason other than for “Cause”, as the term is defined below, you will receive twelve (12) months of severance pay, at your base compensation in effect at that time.  You will be required to sign a severance agreement and general release of claims as a condition of receiving any severance payment.  For purposes of this paragraph, “Cause” shall be defined as: (a) an intentional act of fraud, embezzlement, theft or any other material violation of law by you in the course of your employment; (b) the willful and continued failure to substantially perform your duties for the company (other than as a result of incapacity due to physical or mental illness); or (c) conviction of a crime involving moral turpitude.

Total Rewards Benefits Programs: You will receive such benefits as are generally accorded to employees at LogistiCare, subject to company policy and any applicable terms and conditions as they may be amended from time to time.

LogistiCare's current benefit program covers medical, dental, life, short-term and long-term disability insurance, flexible spending accounts, voluntary vision, voluntary life insurance, 401K, vacation, and sick benefits. As part of our current benefit package, employees can elect medical and/or dental insurance. Please refer to the attached benefit summary for cost details. Also currently included is a 100% company-paid short and long-term disability policy and a 100% company paid life insurance in the amount of $25,000.00. We also offer the opportunity to participate in voluntary vision, voluntary life insurance, and both medical care and dependent care flexible spending accounts.

Based on your position, any core benefits and health insurance benefits you choose will be effective retro to your first day of employment. You must make your benefit elections within the first 30 days of employment. If you miss your initial enrollment window, please note that you will need to wait until the next annual enrollment period.

401k Retirement Plan: LogistiCare offers employees the opportunity to participate in a 401K (pre-tax) and/or Roth (post-tax) retirement saving plans. The plan provides for employer matching contributions; the contribution amount is a discretionary amount that is determined each plan year and subject to a vesting schedule. To participate, the plan requires: You must be age 21. You must have completed 2 months of employment service; you are eligible the first of the month following 2 months of service from your date of hire. As a new employee, once you have met the eligibility requirements, you will automatically be enrolled in the plan at a deferral percentage of 3%. If you do not wish to participate, you must change your deferral percentage to zero. Once employed you can do this by accessing the 401K website at www.mykplan.com or contact a 401K Employee Customer Service Representative at 1-888-822-9238.

Paid Time Off: You will be eligible for paid time off in accordance with company polices. Please refer to the attached vacation policy for VPs and above. You are also entitled to accrue sick leave each month up to 40 hours per calendar year in accordance with state law, local ordinance or company policy. Additionally, all employees receive four floating holidays and six company holidays throughout the calendar year. I have included a current Employee Benefits Summary, which provides you with an overview of the comprehensive package of health and welfare benefits that LogistiCare offers employees.

Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal. You will be required to maintain a standard of legal and ethical conduct consistent with our Corporate Ethics program.

This letter and corresponding restrictive covenant agreement reflect the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at LogistiCare is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, LogistiCare reserves the right to discontinue your employment with or without cause at any time and for any reason. All employees are subject to a 90-day introductory period.

By acceptance of this offer, you agree that you have brought to LogistiCare's attention and provided it with a copy of any agreement which may impact your future employment at LogistiCare, including non-disclosure, non-competition, invention/patent assignment agreements, or agreements containing future work restrictions.

Further by acceptance of this offer, you acknowledge your responsibilities under the Restrictive Covenant Agreement attached hereto and made part of this offer.

We are excited about the opportunity to work with you and look forward to hearing your positive response to this letter by April 10, 2020. If you agree with the terms of this offer of employment and restrictive covenant agreement, please sign both documents and email to laurel.emory@logisticare.com.

Sincerely,

/s/ Daniel E. Greenleaf
__________________________________________
Daniel E. Greenleaf, Chief Executive Officer PRSC/LogistiCare

Acceptance Signature:

/s/ Kenneth Wilson                    April 9, 2020
______________________________________________ __________________
Kenneth Wilson, Chief Operating Officer            Date